Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@kemet.com
	864-963-6484	954-766-2806

KEMET ANNOUNCES PRELIMINARY RESULTS

FOR THE THIRD QUARTER OF FISCAL 2012

Greenville, South Carolina (January 13, 2012) — KEMET Corporation (NYSE: KEM), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announced that the company’s third fiscal quarter results are expected to be below the company’s previous outlook due to softening demand in its European and Asian markets, as well as continued distribution inventory rebalancing.  The company now expects third quarter revenue to be approximately $217 million to $219 million, lower than the previous expectation range of $228 million to $238 million. Third quarter order-intake was up slightly over second quarter, and the company believes that its market share remains unchanged.

The company now expects the third quarter consolidated gross margin as a percent of net sales to be in the 18% to19% range, lower than the previous gross margin guidance as a percent of net sales range of 19% to 22%.

The company previously announced on November 17, 2011, that it would take severance related restructuring charges during the third quarter which ended December 31, 2011.  The company continues to expect to take non-cash charges in the amounts of $6.1 million for severance expense and in addition $4.5 million for a CIGS program in Italy related to the restructuring of its Film and Electrolytic business segment.  The company also plans to take a non-cash pre-tax impairment charge of $15.8 million related to specific assets that are technologically outdated and located in its Portugal operations. The fixed asset impairment charge does not decrease the company’s capabilities or impact its capacity requirements for future production.  The company expects the European restructuring to provide a $15 million to $18 million pre-tax annual benefit when completed and the decrease in the annual depreciation charge going forward from the asset write-down is approximately $3 million.

Earnings Webcast

KEMET plans to report its earnings for the third quarter of fiscal year 2012 on Thursday, February 2, 2012 at 9:00 a.m. eastern standard time.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A. Tel: 864.963.6300 Fax: 864.963.6521

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business; and (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions.  Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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